UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2008

FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (704) 344-8150

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 — Regulation FD

On January 25, 2007, FairPoint Communications, Inc. (the “Company”) entered into the fourth amendment and waiver (the “Amendment”) to the Company’s credit agreement (the “Credit Agreement”), dated February 8, 2005, among the Company, various lending institutions, Bank of America, N.A. (as syndication agent), CoBank, ACB and General Electric Capital Corporation (as co-documentation agents) and Deutsche Bank Trust Company Americas (as administrative agent), as amended, that was intended to facilitate certain pre-closing transactions related to the merger (the “Merger”) of Northern New England Spinco Inc., a subsidiary of Verizon Communications Inc., with and into the Company.  At the time the Amendment became effective, the parties contemplated that the Merger would be consummated no later than January 31, 2008.  The Company currently anticipates that the closing of the Merger will occur in March 2008, as soon as practicable after receipt of applicable regulatory approvals in New Hampshire.  Accordingly, the Company is currently seeking a new amendment (the “New Amendment”) to the Credit Agreement that contemplates the later closing date and would (i) afford the Company flexibility with respect to Merger related expenditures during the three months ending March 31, 2008 similar to the flexibility afforded the Company in the Amendment and (ii) provide accommodations for certain restructuring charges that would be incurred by the Company if the Merger is not consummated.  In addition, the Interest Coverage Ratio (as defined in the Credit Agreement) maintenance covenant would be amended to require the Company’s Interest Coverage Ratio to be not less than 2.00:1.00 for any fiscal quarter ending after December 31, 2007 and on or prior to December 31, 2008 and 1.75:1.00 for any fiscal quarter ending after December 31, 2008.  Also, the Leverage Ratio (as defined in the Credit Agreement) maintenance covenant would be amended to require the Company’s Leverage Ratio to not exceed 6.25:1.00 for any quarter ending after December 31, 2007.

In order to obtain the New Amendment, the Company expects that it will have to agree to, among other things, (i) increased restrictions on the ability of the Company to pay dividends on and repurchase shares of common stock, more restrictive negative covenants, minimum liquidity requirements, increased excess cash flow sweeps and increased mandatory prepayments from proceeds of debt and equity issuances, which provisions would become effective as of the effective date of the New Amendment, (ii) acceleration of the maturity of the borrowings under the Credit Agreement to June 30, 2009 if certain vendor debt incurred by the Company in connection with the Merger is outstanding as of such date and has a mandatory payment date on or prior to the maturity of the borrowings under the Credit Agreement as of such date, which provision would become effective as of the effective date of the New Amendment, (iii) a prohibition on making any cash expenditures related to the Merger after March 31, 2008, unless certain minimum liquidity conditions are satisfied, which provision would become effective as of the effective date of the New Amendment, and (iv) higher interest rate margins (3.00% on base rate loans and 4.00% on Eurodollar loans) and call premiums payable during the two year period beginning on May 1, 2008 upon certain repayments of borrowings under the Credit Agreement, which provisions would become effective as of May 1, 2008 if the Credit Agreement has not been repaid in full on or prior to such date.  In addition, the Company expects to pay fees to its lenders upon the effectiveness of the New Amendment.

Based on the dividend restrictions expected to be contained in the New Amendment, the Company anticipates that it will not be permitted to pay dividends on its common stock pursuant to the Credit Agreement after the effectiveness of the New Amendment.

The Company intends to repay the Credit Agreement in full in connection with the closing of the Merger, and the provisions expected to be contained in the New Amendment, including those restricting the payment of dividends, would terminate as a result of such repayment and no longer be effective.  The Company believes that the changes to the Credit Agreement expected to be effected by the New Amendment will not have any adverse impact on its ability to close the Merger.

In connection with the New Amendment, the Company intends to disclose to its lenders that the Company expects to (i) spend an additional $33 million in cash on pre-closing expenditures related to the Merger during the period from January 1, 2008 through March 31, 2008, a substantial portion of which would have been made post-closing if the Merger had closed, as originally expected, on January 31, 2008 and (ii) incur cash restructuring expenses of up to $18 million if the Merger is not consummated.

SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

	By:	/s/ John P. Crowley
		Name:	John P. Crowley
		Title:	Executive Vice President and
Chief Financial Officer

Date: February 20, 2008